IMPORTANT NOTICE

REGARDING YOUR INVESTMENT

ABERDEEN GLOBAL NATURAL RESOURCES FUND

August 30, 2016

Dear Investor:

The Board of Trustees of Aberdeen Global Natural Resources Fund recently sent you detailed information regarding the upcoming Special Meeting of Shareholders to ask for your vote on an important proposal affecting the Fund.  The Special Meeting is scheduled to be held on October 17, 2016 (at 11:00 AM Eastern Time), at the offices of Aberdeen Asset Management Inc., 1735 Market Street, 32nd Floor, Philadelphia, Pennsylvania 19103.

Detailed information about the Special Meeting and the proposal can be found in the proxy statement.  To view the proxy material electronically, please go to www.proxyonline.com/docs/AberdeenGlobalNaturalResources.

For your convenience, we have included a copy of the proxy card for your review. If you have any questions about the proposal, please call 1 (866) 828-6951.

THE FUND’S RECORDS INDICATE THAT YOU HAVE NOT YET VOTED.  PLEASE TAKE A MOMENT NOW TO CAST YOUR VOTE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

Voting is easy. Please take a moment now to cast your vote using one of the options listed below:

1. Vote by Mail. Cast your vote by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

2. Vote via the Internet. Visit the website indicated on the enclosed proxy card.

3. Vote by Phone. Dial the toll-free number indicated on the enclosed proxy card.

4. Vote by Phone with a live operator. Dial toll-free 1 (866) 828-6951. Please have the proxy card available at the time of the call.

Thank you in advance for your participation.